UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2009

BERRY PETROLEUM COMPANY

(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	1-9735 (Commission File Number)	77-0079387 (IRS Employer Identification Number)

1999 BROADWAY, SUITE 3700, DENVER, COLORADO (Address of Principal Executive Offices)	80202 (Zip Code)

Registrant’s telephone number, including area code: (303) 999-4400

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 20, 2009, Berry Petroleum Company (Company) entered into a crude oil purchase contract with Tesoro Corporation for the sale of all of the Company’s crude oil production from the Midway Sunset Field.  The volume approximates 12,000 barrels per day.  The Agreement is effective on April 1, 2009 and continues until September 30, 2009.  A copy of the crude oil purchase contract will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the fiscal quarter ending March 31, 2009. Under the Stipulation, the parties reserved all of their rights, including Berry’s right to seek damages caused by the default under the contract.

Item 1.02 Termination of a Material Definitive Agreement

On March 17, 2009, the Company and Big West of California, LLC (BWOC) entered into a stipulation (Stipulation) regarding BWOC’s rejection of the Company’s crude oil purchase contract.  The Stipulation provides for a termination of the Company’s crude oil purchase contract with BWOC effective as of March 16, 2009.

The Stipulation was filed with the United States Bankruptcy Court, District of Delaware, which is overseeing BWOC’s Chapter 11 bankruptcy proceeding.  It is anticipated that the bankruptcy court will hear the Stipulation to terminate the crude oil purchase contract on or about April 3, 2009.  The Stipulation is subject to an entry of order by the bankruptcy court authorizing BWOC’s rejection of the crude oil purchase contract, although the Company continues to sell its crude oil production to third parties.

Item 8.01 Other events

The Company continues to market its California crude oil production, other than production from the Midway Sunset field discussed in Item 1.01 above, to various parties.  The term of these contracts range from nine months to one month.  The average pricing for all California production pursuant to applicable California Crude Oil Purchase Contracts, calculated on a monthly basis is the higher of 1) WTI NYMEX crude oil less a fixed differential, or 2) heavy oil field posting (San Joaquin) plus a premium.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

BERRY PETROLEUM COMPANY
By:	/s/ Kenneth A. Olson
Kenneth A. Olson
Corporate Secretary

Date: March 20, 2009